Exhibit 99.2

Glenn W. Tyranski, CPA    [NYSE REGULATION, INC. LETTERHEAD]
Senior Vice President
Financial Compliance

March 19, 2013

Mr. Glenn Darden
President & Chief Executive Officer
Quicksilver Resources Inc.
801 Cherry Street
Suite 3700, Unit 19
Fort Worth, TX 76102

Dear Mr. Darden:

As part of its continued listing and governance programs, NYSE Regulation, Inc. (the “NYSE”) closely monitors whether an issuer has timely filed its annual and interim reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Section 802.01E of the Listed Company Manual sets forth the procedures applicable to an issuer that has failed to timely file its annual report with the SEC. The complete rule text is available on www.nyse.com; click on Listed Companies then Listed Company Manual, Subsection, 802.00 Continued Listing, 802.01 Continued Listing Criteria.

Since Quicksilver Resources Inc. (the “Issuer”) failed to timely file its Form 10-K for the fiscal year ended December 31, 2012, it is required within five business days of receipt of this letter to: (a) contact the NYSE to discuss the status of its annual filing; and (b) issue a press release, if it has not already done so, disclosing the status of the filing, noting the delay, the reason for the delay and the anticipated filing date, if known. If the Issuer has not issued the required press release by the fifth business day following receipt of this letter, the NYSE will issue a press release stating that the Issuer has failed to timely file its annual report with the SEC. Please note that our conversation with David Erdman, Manager, Investor Relations, on March 19, 2012, satisfies the first of these requirements.

The NYSE will closely monitor the status of the Issuer’s late filing and related public disclosures for up to a six-month period from its due date. If the Issuer fails to file its annual report within six months from the filing due date, the NYSE may, in its sole discretion, allow the Issuer’s securities to trade for up to an additional six months depending on specific circumstances, as outlined in the rule. It is expected that the Issuer will submit an official request for our consideration at the appropriate time. If the NYSE determines that an additional six-month trading period is not appropriate, suspension and delisting procedures will commence pursuant to Section 804.00 of the Listed Company Manual. If the NYSE determines that an additional trading period of up to six months is appropriate and the Issuer fails to file its annual report by the end of that period, suspension and delisting procedures will generally commence. Please note that regardless of the procedures described above, the NYSE may commence delisting proceedings at any time during the period that is available to complete the filing, if circumstances warrant.

To provide transparent information about an issuer’s filing status, the NYSE maintains a list of late filers on www.nyse.com and identifies late filers with an “LF” indicator on the consolidated tape. This enables data vendors who disseminate the quotes and trades of NYSE-listed securities to append this indicator to the ticker symbol of any issuer that is a late filer. Each vendor uses an indicator of its own choosing, so the letter used to indicate this status may differ from vendor to vendor.

If Quicksilver Resources Inc.’s Form 10-K has not been filed on EDGAR by 2:30 p.m. Eastern Time on March 22, 2013, it will be posted to the late filers list on the Listing Standards Filing Status page on www.nyse.com on March 25, 2013 and an LF indicator will be appended to the Profile, Data and News pages of each listed issue. The LF indicator will also be made available on the consolidated tape on the same date. All references on www.nyse.com and the LF indicator will be removed at such time as the Issuer is current with all of its annual and interim SEC filing requirements.

If you have any questions, please contact Joseph Pisano at 212-656-5861.

Sincerely,

/s/ Glenn Tyranski

cc:     David Erdman, Quicksilver Resources Inc.
Donna Hayes, NYSE Euronext
Michael Castrulli, NYSE Regulation, Inc.
Sarena Cirabisi, NYSE Regulation, Inc.